Exhibit 99.1

MURPHY OIL CORPORATION ANNOUNCES

EXECUTIVE MANAGEMENT SUCCESSION PLAN

EL DORADO, Arkansas, May 6, 2013 – Murphy Oil Corporation (NYSE: MUR) (“Murphy”) announced today that its President and Chief Executive Officer, Steve Cossé, has informed the Murphy Board of Directors that he intends to step down from that position following the completion of the previously announced plan to spin off to its stockholders its U.S. downstream operations into an independent and separately traded company. The spin-off will be effected through a distribution of the shares of Murphy’s subsidiary, Murphy USA Inc., pro rata to all Murphy stockholders as of a record date to be established by Murphy’s Board of Directors. Murphy will continue in the exploration and production business following the spin-off, which is expected to be completed in the second half of this year.

The Murphy Board of Directors announced that it plans for Roger Jenkins to succeed Mr. Cossé as Murphy’s President and Chief Executive Officer. Mr. Jenkins is currently Murphy’s Executive Vice President and Chief Operating Officer. Mr. Jenkins joined Murphy in 2001. He was named Executive Vice President, Exploration & Production in 2009 and has played a critical leadership role in Murphy’s worldwide exploration and production operations, including the development of the Kikeh field in Malaysia and the Eagle Ford Shale in South Texas. Prior to joining Murphy, Mr. Jenkins spent 17 years with a major oil company. He holds a bachelor’s degree in Petroleum Engineering from Louisiana State University and an MBA from Tulane University and completed the Advanced Management Program at Harvard Business School.

Steve Cossé was appointed President and Chief Executive Officer on June 20, 2012. He was elected to Murphy’s Board of Directors on August 3, 2011, following his retirement from the management of Murphy on March 1, 2011 after over 40 years of service. He will continue to serve as a member of Murphy’s Board of Directors after stepping down as President and Chief Executive Officer.

Murphy announced earlier this year the appointment of R. Andrew Clyde as President and Chief Executive Officer of Murphy Oil USA, Inc., Murphy’s principal operating subsidiary for its U.S. downstream business. Upon completion of the spin-off, Murphy Oil USA, Inc. will be a wholly owned subsidiary of Murphy USA Inc.

Claiborne Deming, Chairman of the Board of Directors of Murphy, said “We are grateful to Steve for guiding Murphy through this period of transition and are pleased to have Roger Jenkins on board to lead Murphy as it launches a new phase as an independent exploration and production company.”

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, including Murphy’s plans to separate its U.S. downstream operations, are subject to inherent risks and uncertainties. Factors that could cause one or more of the events forecasted in this press release not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a failure to obtain assurances of anticipated tax treatment, a deterioration in the business or prospects of Murphy or Murphy Oil USA, Inc., adverse developments in Murphy or Murphy Oil USA, Inc.’s markets or adverse developments in the U.S. or global capital markets, credit markets or economies generally. For further discussion of risk factors, see Murphy’s 2012 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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